Exhibit 99.1

[GLOBAL ENTERTAINMENT LOGO]
                                                For Further Information Contact:
                      NEWS RELEASE                   Richard Kozuback, President
                                                Global Entertainment Corporation
                                                                    480-994-0772

                                                        Rudy R. Miller, Chairman
                                                                The Miller Group
                                              Investor Relations for the Company
                                                                    602-225-0505

Global Entertainment Corporation
4909 East McDowell Road, Suite 104
Phoenix, Arizona 85008-4293
www.globalentertainment2000.com

                          GLOBAL ENTERTAINMENT SELECTS
                   STEVEN J. BIELEWICZ TO LEAD NEW SUBSIDIARY
                                GLOBAL PROPERTIES

PHOENIX, ARIZONA, AUGUST 8, 2006 - GLOBAL ENTERTAINMENT CORPORATION (AMEX: GEE), a company engaged in sports management, arena and related real estate development, facility and venue management and marketing, venue ticketing and branded licensing, announced today it selected Steven J. Bielewicz, a seasoned executive with 20+ years national and international experience in finance and real estate development, to serve as President of Global Properties, the company's new real estate development subsidiary. As President of Global Properties, Mr. Bielewicz will be responsible for initiating discussions in targeted mid-sized communities across the United States regarding the development of multi-purpose events centers and surrounding multi-use real estate development.

Mr. Bielewicz has extensive experience in operations, finance and development on a national basis for the development of facilities for such well known brand names as Kohl's department stores, Eckerd's drug stores (now under the name
CVS), Denny's restaurants, Taco Bell, Bruegger's bakery chain (a division of Quality Dining, Inc.) and PepsiCo Food Systems (a Fortune 25 company) where he served as Manager of Financial, Strategic and Capital Planning. While at PepsiCo he increased sales by 500% in a three-year period in a Pizza Hut subsidiary through new markets and products. For Taco Bell he developed more than 60 sites and initiated the build out of nine states in the Midwest and Northeast that included site selection, negotiation and acquisition of Taco Bell sites for both the company and franchisees. At Denny's Corporation he served as Director of Franchise Sales and Development for the western half of North America and all international markets. He was responsible for recruiting new franchisees, averaging 10 to 15 per year, and assisted new and 55 existing franchisees with the development of restaurants. During his time with Eckerd Corporation he obtained corporate approval for the development of more than 80 sites in a two-year period. Previously he held the position of Treasury Manager for A.O. Smith Corporation, a multi-divisional Fortune 500 company, where he directed a $350 million cash management and commercial paper position.

Richard Kozuback, president and chief executive officer of Global Entertainment Corporation stated, "Steve's experience in the national business arena covers the broad scope of knowledge required when initiating dialogue with our target markets, the mid-sized communities across the nation. He brings incredible leadership and operational experience that will be extremely valuable as we continue to open new markets for development of our events centers that can serve as the anchor for growing multi-use retail, business and entertainment facilities on surrounding property. The creation of Global Properties adds another link in our services that we believe enhances our ability to present a total package to community leaders," Kozuback added.

                                                                         more...

Global Entertainment Selects Steven J. Bielewicz to Lead New Subsidiary Global Properties
August 8, 2006
Page 2


Commenting, Mr. Bielewicz stated, "This is an exciting time to be joining Global Entertainment Corporation as President of Global Properties. This company is positioned for growth with increasing opportunities to merge the multi-purpose events center development with the larger mixed use retail and entertainment lifestyle districts that many communities are seeking. I believe my prior experience and Global's existing team are very synergistic. I look forward to strengthening the efforts of the current development team with its existing and future projects."

Global Entertainment Corporation is an integrated event and entertainment company focused on mid-size communities that is engaged, through its seven wholly owned subsidiaries, in sports management, arena and related real estate development, facility and venue management and marketing, venue ticketing and brand licensing.. The WPHL, INC., through a joint operating agreement with the Central Hockey League (CHL), is the operator and franchisor of professional minor league hockey teams in eight states. INTERNATIONAL COLISEUMS COMPANY serves as project manager for arena development while ENCORE FACILITY MANAGEMENT coordinates all arena facility operations. GLOBAL ENTERTAINMENT MARKETING SYSTEMS (GEMS) pursues licensing and marketing opportunities related to the Company's sports management and arena developments and operations. GLOBAL PROPERTIES in correlation with arena development projects works to maximize value and development potential of new properties. GLOBAL ENTERTAINMENT TICKETING (GetTix.Net) is an in-house ticketing company for sports and entertainment venues. CRAGAR INDUSTRIES, INC. is the licensor for its nationally recognized, branded products CRAGAR(R), TRU-SPOKE(R), CRAGAR S/S(R) and STREET PRO(R).

Visit our web sites:

www.globalentertainment2000.com                      www.centralhockeyleague.com
www.coliseums.com                www.Cragar.com      www.GetTix.net

        Certain statements in this release may be "forward-looking statements" within the meaning of The Private Securities Litigation Reform Act of 1995. These forward-looking statements may include projections of matters that affect revenue, operating expenses or net earnings; projections of capital expenditures; projections of growth; hiring plans; plans for future operations; financing needs or plans; plans relating to the company's products and services; and assumptions relating to the foregoing.

        Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking information.

        Some of the important factors that could cause the company's actual results to differ materially from those projected in forward-looking statements made by the company include, but are not limited to, the following: intense competition within the sports and entertainment industries, past and future acquisitions, expanding operations into new markets, risk of business interruption, management of rapid growth, need for additional financing, changing consumer demands, dependence on key personnel, sales and income tax uncertainty and increasing marketing, management, occupancy and other administrative costs.

        These factors are discussed in greater detail in the company's Annual Report on Form 10-KSB for the year ended May 31, 2005, as filed with the Securities and Exchange Commission.

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